Exhibit 99.2

DIVIDEND CAPITAL TRUST ANNOUNCES EARNINGS GUIDANCE AND INVESTMENT ACTIVITY

DENVER, CO — January 24, 2006 — Dividend Capital Trust Inc. (DCT) announced today earnings guidance in advance of its filing of Form 10-K with the Securities and Exchange Commission, which the company intends to file by March 31, 2006.  DCT is providing earnings guidance with respect to Funds from Operations (FFO) for the three months ended December 31, 2005 of $0.16 to $0.17 per fully diluted share, and $0.60 to $0.61 per fully diluted share for the twelve month period ended December 31, 2005.

For 2006, management is providing guidance with respect to FFO of $0.62 to $0.70 per fully diluted share.  DCT reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure, considered to be a meaningful performance measurement in the Real Estate Investment Trust industry.

 “We have made excellent progress in stabilizing occupancy in under-leased assets that we have acquired, which should continue to have a positive impact on earnings,” said Tom Wattles, chairman of DCT.  “We are also actively working on a number of development opportunities throughout the United States to supplement the acquisition of distribution facilities in our target markets.”

During the fourth quarter of 2005, DCT acquired approximately 3.5 million square feet of distribution space in 8 markets, and entered into its first development venture in the Chicago market.  As of December 31, 2005, DCT owned, managed or had under development 266 properties totaling approximately 41.4 million square feet in 23 markets, leased to more than 500 corporate customers. At year end 2005, portfolio occupancy reached 92.7% up from 91.5% at the end of the third quarter.

Dividend Capital Trust, a Denver-based Real Estate Investment Trust (REIT), invests primarily in high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate customers.

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For more complete information about DCT, you may download and view a prospectus or call 866.DCG.REIT. Read the prospectus carefully before investing. Please carefully consider the investment objectives, risks, and charges and expenses before you invest or send money.